Exhibit 10.7

Execution Version

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of August 31, 2020, is made and entered into by and between Meredian Holdings Group, Inc. (dba Danimer Scientific), a Georgia corporation (the “Company”), and Michael Smith (“Employee”). The Company and Employee are referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, the Company and the Employee are parties to that certain Employment Agreement, dated as of September 1, 2017 (the “Employment Agreement”), pursuant to which the Employee is employed as the Company’s Chief Operating Officer;

 WHEREAS, the Company desires to continue to employ the Employee as Chief Operating Officer on the terms and conditions set forth herein; and

WHEREAS, the Employee is willing to continue to be employed as Chief Operating Officer on such terms and conditions; and

WHEREAS, the Company and the Employee desire to enter into this Agreement which shall be deemed to amend, restate and replace the Employment Agreement as of September 1, 2020.

NOW, THEREFORE, for and in consideration of the promises and mutual covenants and agreements provided for herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined in this Agreement, shall have the meanings set forth in Schedule 1 attached hereto and incorporated herein by reference.

2. Employment and Duties.

(a) Title. The Company hereby designates and appoints Employee as the Company’s Chief Operating Officer to act and perform the duties of Chief Operating Officer on behalf of the Company as provided herein. Employee hereby accepts such designation and appointment. The employment arrangement created pursuant to the foregoing appointment is in consideration of all other terms, limitations and restrictions set out in this Agreement.

(b) Status. It is mutually agreed by the Company and Employee that the duties and responsibilities created and conferred by this Agreement establish an employer/employee relationship between the Company and Employee, and the Chief Executive Officer and the Board of Directors of the Company (the “Board of Directors”) shall have and retain full and complete supervisory authority over the manner in which Employee engages in and conducts the duties and responsibilities of such employment.

(c) Manner of Performance. Employee will carry out the duties and responsibilities of the foregoing appointment in a faithful, diligent and responsible manner, subject to the direction and control of the Chief Executive Officer. Employee will devote Employee’s full business time and attention to perform faithfully and diligently the specific duties of, and generally to provide the services normally associated with, Employee’s position as the Chief Operating Officer of the Company and/or such other duties assigned to Employee by the Board of Directors.

(d) Location. The duties to be performed by Employee hereunder shall be performed primarily at the Company’s facilities in Bainbridge, Georgia, subject to reasonable travel requirements on behalf of the Company and its Subsidiaries, including, but not limited to, its facilities in Winchester, Kentucky.

(e) Subsidiary Offices. Employee shall also serve as an officer of any Subsidiary or Subsidiaries of the Company upon request of the Chief Executive Officer or the Board of Directors.

3. Compensation for Services. Subject to the conditions contained in this Agreement, during the Term and in exchange for Employee’s services under this Agreement, the Company will pay or provide to Employee the following:

(a) Annual Compensation. For each year Employee is employed by the Company, Employee shall receive a salary equal to Three Hundred Thousand and No/100 U.S. Dollars ($300,000) per annum (the “Base Salary”), subject to raises as approved by the Chief Executive Officer or the Board of Directors. Employee’s compensation shall be payable in accordance with the Company’s regular payroll practice or upon other terms mutually agreed upon. If Base Salary is increased during the Term, then such adjusted salary shall constitute Base Salary for the remainder of the Term.

(b) Annual Bonus. In addition to the Base Salary, Employee will be eligible to receive an annual bonus pursuant to the Company’s then current employee bonus plan, if any, or as otherwise approved by the Board of Directors.

(c) Stock Incentive Plan. Employee shall be eligible to participate in the Meredian Holdings Group. Inc. 2016 Director and Executive Officer Stock Incentive Plan, Meredian Holdings Group. Inc. 2016 Omnibus Stock Incentive Plan, or any successor stock incentive plans. On the Effective Date, the Company shall promptly grant Employee a stock option for 10,000 shares of the Company’s common stock, par value $.001 per share, at an exercise price of $63.00 per share, which option award: will vest in equal annual installments of one-third, or 3,333 shares, 3,333 shares and 3,334 shares on each of the first, second and third anniversaries, respectively, of the grant date; will, to the extent legally permissible, be issued as an incentive stock option; and, will be subject to the other terms and conditions set forth in the definitive option award agreement granting such option.

(d) Vacation and Personal Days. Employee shall be entitled to 25 days of paid personal and vacation leave each year or such greater number of days as may be expressly required by the Company’s written vacation policy then in effect. Employee’s use of such leave will be subject to the Company’s prevailing vacation policies applicable to similarly situated senior executives, as such policy may be in effect from time to time.

(e) Other Benefits.

(i) Employee shall be eligible to participate in employee benefit programs available to similarly situated employees in accordance with the terms and conditions of such employee benefit programs. The Company reserves the right, in its sole discretion, to alter, amend or discontinue any of such employee benefit programs at any time.

(ii) Employee agrees to adhere to the terms of any employee handbook, policy or procedures which the Company may promulgate and make available to Employee, including via email or intranet access.

(iii) The Company shall provide Employee use of a Company-owned automobile, which automobile shall be serviced and maintained at the Company’s sole cost and expense.

(f) Expenses. The Company shall reimburse Employee for all reasonable expenses incurred by Employee in the course of performing Employee’s duties under this Agreement and that are consistent with the Company’s policies in effect at that time with respect to travel, entertainment and other business expenses; provided, however, that: (i) such expenditures are of a nature qualifying them as proper deductions on the federal and state income tax returns of the Company; (ii) Employee furnishes to the Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction; and (iii) such expenditures otherwise comply with the Company’s requirements with respect to reporting and documentation of such reimbursable expenses.

(g) Applicable Withholdings. Employee’s compensation will be subject to all withholdings and deductions required by law and will be payable in accordance with the Company’s normal periodic payroll practices.

4. Effective Date and Term. The Employee’s employment with the Company will continue under the terms and conditions of the Employment Agreement until August 31, 2020 and the Employment Agreement shall remain in full force and effect without any amendments thereto through such date. The Employment Agreement shall be deemed to be amended, restated and replaced by this Agreement on September 1, 2020 (the “Effective Date”). The term of Employee’s employment under this Agreement shall commence on the Effective Date and shall, unless earlier terminated as set forth herein, end on December 31, 2023 (the “Term”). If Employee is still employed by the Company pursuant to this Agreement as of the date that is six (6) months prior to the end of the Term, Employee and the Company hereby agree to negotiate, in good faith, through the end of the Term an extension to the Term or another employment agreement having terms mutually acceptable to the Company and Employee.

5. Incapacity or Death During Employment. Both Employee and the Company acknowledge and agree that, pursuant to this Agreement, Employee will assume a significant position with the Company which will require Employee’s constant attention and that Employee’s regular presence at the Company’s facilities is an essential function of Employee’s position. Therefore, if Employee is unable to perform Employee’s job duties and responsibilities with or without a reasonable accommodation or is not present at work for more than ninety (90) consecutive days, the Company may terminate the employment of Employee upon written notice. Upon such a termination for incapacity in accordance with the preceding sentence, or in the event of termination resulting from the death of Employee, all obligations of the Company under this Agreement shall terminate other than unpaid Base Salary earned by Employee up to the date of termination, accrued but unused vacation and reimbursement of approved business expenses incurred by Employee prior to such termination subject to and in accordance with Section 3(f) above.

6. Termination of Employment.

(a) Right to Terminate. Subject to the provisions of this Section 6, prior to the expiration of the Term, Employee may terminate Employee’s employment hereunder and agrees to provide the Company with at least 90 days’ notice in the event of the employee’s resignation. Similarly, subject to the provisions of this Section 6, prior to the expiration of the Term, the Company may terminate Employee’s employment hereunder either “With Cause” or “Without Cause” (as such terms are hereinafter defined). If Employee is still employed upon expiration of the Term, Employee will not be entitled to any separation or additional pay under this Agreement if Employee’s employment ends upon or after expiration of the Term.

(b) Termination With Cause. If, during the Term of this Agreement, the Company terminates Employee’s employment hereunder With Cause, or Employee’s employment terminates for any of the reasons enumerated in Section 5 above, or Employee resigns, all obligations of the Company to provide compensation and benefits under this Agreement shall immediately cease upon such termination, and Employee shall have no claim or right against the Company for damages or other sums. The Company’s election to terminate Employee’s employment With Cause shall be without prejudice to any remedy the Company may have against Employee for the breach or non-performance of any of the provisions of this Agreement, or for any non-contractual liabilities.

(c) Termination Without Cause; Voluntary.

(i) If, during the Term of this Agreement, the Company terminates Employee’s employment Without Cause, subject to the provisions of Section 6(d), the Company shall be obligated to continue to pay Employee’s Base Salary in effect as of the date of termination for twelve (12) months following the date Employee’s employment is terminated, in accordance with the Company’s standard payroll practices and subject to applicable federal and state withholding taxes.

(ii) If, during the Term of this Agreement, the Company terminates Employee’s employment Without Cause, in connection with a Change in Control, or within 12 months following a Change in Control, subject to the provisions of Section 6(d), the Company shall be obligated to continue to pay Employee’s Base Salary in effect as of the date of termination for twenty four (24) months following the date Employee’s employment is terminated, in accordance with the Company’s standard payroll practices and subject to applicable federal and state withholding taxes.

(iii) If, during the Term of this Agreement, Employee voluntarily terminates Employee’s employment, subject to the provisions of Section 6(d), the Company may elect, in its sole discretion, to pay Employee the same severance payments described in Section 6(c)(i), above, as if Employee had been terminated Without Cause.

(d) Conditions to Severance Payments. The payments described in Section 6(c) above are expressly contingent and conditioned upon (i) Employee’s execution of a standard separation and general release agreement, in a written form acceptable to the Company, containing a release of any and all claims by Employee against the Company, whether such claims are actual or potential, or known or unknown (the “Release”); and (ii) Employee’s compliance with the restrictive covenants and all post-termination obligations to which Employee is subject, including, but not limited to, the obligations set forth in Section 7 of this Agreement, and in that certain Confidentiality and Assignment Agreement executed by Employee in favor of the Company attached hereto as Exhibit A (the “Employee Assignment Agreement”). The Company retains the right, in good faith, to terminate the initiation or continuation of payments described in Section 6(c) (as well as to pursue any other remedies available at law or in equity) if it obtains evidence that Employee breached Employee’s obligations under any of the post-employment covenants set forth in this Agreement or in the Employee Assignment Agreement, or it is determined that Employee engaged in conduct which would have justified termination With Cause. Further, Company may, in its sole discretion, waive Employee’s compliance with the restrictive covenants contained in Section 7 of this Agreement, by delivering written notice of such waiver to Employee, and upon delivery of such written waiver Company shall not be obligated to make any payments or further payments, as the case may be, to Employee pursuant to Section 6(c)(i) above.

(e) Cooperation.  Following the expiration and/or termination of this Agreement for any reason, Employee shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee’s employment hereunder; provided the Company shall reimburse Employee for Employee’s reasonable costs and expenses incurred in connection therewith and such cooperation shall not unreasonably burden Employee or unreasonably interfere with any subsequent employment that Employee may undertake.

(f) Parachute Payments. Notwithstanding any other provisions of this Agreement or any other Company plan, arrangement or agreement (“Company Arrangement”), in the event that any payment or benefit by the Company or otherwise to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under this Section 6 above, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced (but not below zero) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments. Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code (“Section 409A”). Any determination required under this Section 6(f), including whether any payments or benefits are parachute payments, shall be made by the Company in its sole discretion. Employee shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 6(f). The Company’s determinations shall be final and binding on the Company and the Employee. In the event it is later determined that to implement the objective and intent of this Section 6(f), (i) a greater reduction in the Total Payments should have been made, the excess amount shall be returned promptly by Employee to the Company or (ii) a lesser reduction in the Total Payments should have been made, the excess amount shall be paid or provided promptly by the Company to Employee, except to the extent the Company reasonably determines would result in imposition of an excise tax under Section 409A.

(g) As used in this Agreement:

(i) “With Cause” means the termination of employment resulting from:

(A) Employee’s violation of or failure to adhere to any of the material provisions, restrictions or covenants of this Agreement or the Employee Assignment Agreement, provided Employee has received written notice from the Company of such violation and been given thirty days in which to cure such violation (if curable), such cure period shall involve Employee’s provision of a written plan to cure the circumstances forming the basis of the termination decision which the Company shall in good faith accept or reject;

(B) the commission by Employee of any act of fraud or embezzlement against the Company or any of its affiliates;

(C) conduct that is grossly negligent or willful and deliberate on Employee’s part and that is (or would reasonably be expected to be) materially detrimental to the Company or any of its Affiliates;

(D) Employee’s conviction of, or entry of a plea of guilty or no contest to, a felony or a crime of moral turpitude;

(E) a failure of Employee to adhere in any material respect to the written policies and procedures established from time to time by the Company, including, but not limited to, any code of business conduct and ethics, and which failure is (or would reasonably be expected to be) materially detrimental to the Company or any of its Affiliates;

(F) A violation by the Employee of the Company’s Substance Abuse Policy;

(G) Employee’s violation of the Company’s policies prohibiting unlawful employment discrimination, retaliation or harassment, including sexual harassment which includes but is not limited to engaging in or aiding and abetting any act of employment discrimination, retaliation or harassment including sexual harassment;

(H) Employee’s violation of any contractual, statutory, or fiduciary duty owed by Employee to the Company or any of its affiliates; or

(I) Employee’s failure to cooperate in good faith with a governmental or internal investigation of the Company, its subsidiaries or affiliates, or their directors, officers or employees, if the Company has reasonably requested Employee’s cooperation.

(ii) “Without Cause” means the termination of employment by the Company other than resulting from any reason enumerated in Section 6(g)(i) above or Section 5 of this Agreement.

7. Confidentiality; Noncompetition and Nonsolicitation. For purposes of this Section 7, all references to the Company shall be deemed to include the Company’s and its Subsidiaries, whether now existing or hereafter established or acquired. In consideration for the compensation and benefits provided to Employee pursuant to this Agreement, Employee agrees with the provisions of this Section 7.

(a) Confidentiality. Employee acknowledges that as a result of his retention by the Company, Employee has and will continue to have knowledge of, and access to, proprietary and confidential information of the Company including, without limitation, research and development plans and results, software, databases, technology, inventions, trade secrets, technical information, know-how, plans, specifications, methods of operations, product and service information, product and service availability, pricing information (including pricing strategies), financial, business and marketing information and plans, and the identity of customers, clients and suppliers (collectively, the “Confidential Information”), and that the Confidential Information, even though it may be contributed, developed or acquired by the Employee, constitutes valuable, special and unique assets of the Company developed at great expense which are the exclusive property of the Company. Accordingly, Employee shall not, at any time, either during or subsequent to the Term of this Agreement, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation, or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and other responsible persons who are in a contractual or fiduciary relationship with the Company and who have a need for such Confidential Information for purposes in the best interests of the Company, and except for such Confidential Information which is or becomes of general public knowledge from authorized sources other than by or through Employee. Employee acknowledges that the Company would not enter into this Agreement without the assurance that all the Confidential Information will be used for the exclusive benefit of the Company.

(b) Noncompetition. In partial consideration of, and subject to, the Company’s payment of the amounts described in Section 6(c)(i) above and as an inducement to the Company entering into this Agreement, Employee accordingly covenants and agrees that, during Employee’s employment with and service as an employee to the Company and its Business Affiliates as provided in this Agreement, and for a period of twelve (12) months following any termination of such employment, except if severance is being paid in accordance with Section 6(c)(ii) in which case the period shall be 24 months (the “Noncompete Period”), Employee shall not for Employee’s own behalf or on behalf of any Person (other than the Company or any of its Business Affiliates), directly or indirectly (either individually or as an agent, advisor, partner, joint venturer, trustee, shareholder, officer, manager, investor, director, consultant, employee or in any other capacity):

(i) engage in any Competitive Activity within the Prohibited Territory; or

(ii) assist others in engaging in any Competitive Activity within the Prohibited Territory;

provided, however, that nothing in this Section 7 shall restrict Employee from the passive ownership of two percent (2%) or less of the publicly traded securities of any entity.

(c) Nonsolicitation. In partial consideration of, and subject to, the Company’s payment of the amounts described in Section 6(c)(i) above and as an inducement to the Company entering into this Agreement, Employee accordingly covenants and agrees that unless specifically authorized by the Board of Directors in writing, during the Noncompete Period, Employee shall not:

(i) solicit, encourage, support or cause any employee or consultant of the Company or any Business Affiliate thereof to leave the employment of the Company or any Business Affiliate thereof;

(ii) solicit, encourage, support or cause any supplier of goods, services or property (including intangible or other intellectual property) to the Company or any Business Affiliate thereof, or any licensor or licensee of the Company or any Business Affiliate thereof, to not do business with, to discontinue doing business with, or to materially reduce all or any part of such supplier’s or licensor’s or licensee’s business with the Company or any Business Affiliate thereof;

(iii) solicit any Customer for the purposes of offering or providing any product or service of the type provided or conducted by the Company or any Business Affiliate thereof during the Noncompete Period; or

(iv) solicit or encourage any Customer to terminate, curtail or otherwise limit its business relationship with the Company or any Business Affiliate thereof.

(d) Remedies. The restrictions set forth in this Section 7 are considered by the Parties to be fair and reasonable. Employee acknowledges that the restrictions contained in this Section 7 will not prevent him from earning a livelihood. Employee further acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of this Section 7. Accordingly, Employee agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions. In connection with seeking any such equitable remedy, including, but not limited to, an injunction or specific performance, the Company shall not be required to post a bond as a condition to obtaining such remedy. In any such litigation, the prevailing party shall be entitled to receive an award of reasonable attorneys’ fees and costs. If any provisions of this Section 7 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of this Section 7 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. Nothing herein shall be construed as prohibiting a Party from pursuing other remedies available to it for such breach or threatened breach. Employee also agrees that the Company may disclose this Agreement to any Person that, at any time during Employee’s employment with the Company or during the period the restrictive covenants set forth herein or in the Employee Assignment Agreement are in effect, employs or considers employing Employee.

8. Corporate Opportunities. During Employee’s employment with the Company, Employee shall bring all investment or business opportunities to the Company of which the Employee is aware and which Employee believes are, or would reasonably be, within the scope and objectives of the business of the Company and its Business Affiliates. If Employee is engaged in or associated with the planning or implementing of any project, program or venture involving the Company or its Business Affiliates and any third parties, all rights in such project, program or venture shall belong exclusively to the Company (or the third party, to the extent provided in any agreement between the Company and the third party). Except as formally approved in advance and in writing by the Company, Employee shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Employee as provided in this Agreement.

9. Nondisparagement. During Employee’s employment with the Company, and at all times thereafter, (i) Employee will not make any public statement that is disparaging about the Company, any of its Business Affiliates, any of its or their respective officers or directors, including, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or other aspects of the business of the Company or any of its Business Affiliates and (ii) the Company will not make any public statement that is disparaging about Employee. The immediately preceding sentence shall not apply to or limit any statement made in any judicial proceeding relating to any dispute under this Agreement.

10. Confidentiality of Agreement. Employee agrees to keep the terms and conditions of this Agreement confidential except as may be required by law or legal proceeding, and except that Employee may discuss this Agreement with Employee’s attorney, accountant, financial adviser or members of Employee’s immediate family, provided, in all cases, that Employee shall direct each such person to keep the information confidential and not to disclose it to others. Notwithstanding the foregoing, it shall not be a violation of this Section 10 for Employee to disclose the terms of the covenants contained in Section 7 to any prospective employer, entity or person with whom Executive is considering engaging.

11. Notices. Any notice required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given and received (a) when delivered or sent if delivered in person, (b) on the fifth (5th) Business Day after dispatch by prepaid registered or certified mail, return receipt requested, or (c) on the next Business Day if transmitted by national overnight courier, in the case of Employee, to Employee’s place of residence as currently shown on the records of the Company, or in the case of the Company, to 140 Industrial Boulevard, Bainbridge, Georgia 39817, Attention: Board of Directors.

12. Amendment; Waiver. No change or modification of this Agreement shall be valid or binding unless signed by both the Company and Employee. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the Party against whom the waiver is sought to be enforced. A valid waiver of any provision of this Agreement shall be limited to the instance received in such writing and, unless otherwise expressly stated, shall not be effective as a continuing waiver or repeal of such provision.

13. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Georgia applicable to contracts made and to be wholly performed within that State without regard to its conflict of laws provisions that could cause the application of the laws of another state or jurisdiction.

14. Employee Representations. Employee warrants that he is free to execute this Agreement and the Employee Assignment Agreement, and that he has no agreements or commitments that will prevent or interfere with the performance of the services required of Employee hereunder, including but not limited to agreements related to previous employment containing confidentiality or noncompetition covenants. Employee further represents and warrants that he is not presently nor has he ever been the subject of or a party to any charge, complaint, government agency investigation or proceeding, disciplinary action, arbitration or litigation involving a claim of employment discrimination, retaliation or harassment, including sexual harassment.

15. Representation. The Parties waive the application of any law, regulation, holding or rule of construction providing that ambiguities in the Agreement will be construed against the Party drafting such agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual agreement, and this Agreement shall not be deemed to have been prepared by any single Party.

16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefits of the Parties and their respective successors, assigns, heirs and personal representatives; provided, however, that (i) Employee may not assign or delegate any of Employee’s rights, obligations, title or interest in or under this Agreement without the prior written consent of the Company and any purported assignment of such right, obligation, title or interest without such consent shall be null and void and (ii) the Company may not assign or delegate any of its obligations under this Agreement without the prior written consent of Employee and any purported assignment of such obligation without such consent shall be null and void.

17. Severability. If any provision of this Agreement is deemed invalid or unenforceable, the validity of the other provisions of this Agreement shall not be impaired. If any provision of this Agreement shall be deemed invalid as to its scope, then notwithstanding such invalidity, that provision shall be deemed valid to the fullest extent permitted by law, and the Parties agree that, if any court makes such a determination, it shall have the power to reduce the duration, scope or area of such provisions and to delete specific words and phrases by “blue penciling” and, in its reduced or blue-penciled form, such provisions shall then be enforceable as allowed by law.

18. Entire Agreement. This Agreement contains the entire agreement and understanding between the Company and Employee with respect to the subject matter of this Agreement, and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

19. Facsimiles and Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Any signature delivered by a facsimile machine or by electronic transmission shall be binding to the same extent as an original signature page with regard to this Agreement. A Party that delivers a signature page in this manner agrees to later deliver an original counterpart signature page to the other Parties.

20. Section 409A.

(a) General. The parties to this Agreement intend that the Agreement complies with Section 409A, where applicable, and this Agreement shall be interpreted in a manner consistent with that intention. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(b) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Employee’s termination of employment shall be payable only upon Employee’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

(c) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Employee’s Separation from Service with the Company or (B) the date of Employee’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement shall be paid as otherwise provided herein.

(d) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Employee shall be paid to Employee no later than December 31st of the year following the year in which the expense was incurred; provided, that Employee submits Employee’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(e) Installments. Employee’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

(f) Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Employee’s termination of employment are subject to Employee’s execution and delivery of a Release, in any case where Employee’s date of termination and Release Expiration Date (as defined below) fall in two separate taxable years, any payments required to be made to Employee that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Employee, or, in the event that Employee’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Employee’s termination of employment are delayed pursuant to this Section 9(m)(v), such amounts shall be paid in a lump sum on the first payroll period to occur in the subsequent taxable year.

21. Survival. The Parties acknowledge that the provisions of this Agreement which by their terms extend beyond termination shall survive in accordance with the terms thereof, including Sections 6, 7, 8, 9, 10, 11, 12, 13 and 16 through 21 shall survive any termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

COMPANY:

MEREDIAN HOLDINGS GROUP, INC.

By:	/s/ Stephen E. Croskrey

Name:	Stephen E. Croskrey

Title:	CEO

EMPLOYEE:

/s/ Michael Smith
Michael Smith

[Signature Page to Employment Agreement]

SCHEDULE 1

DEFINITIONS

(a) “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

(b) “Business Affiliate” means the Company or any Subsidiary or Affiliate of the Company; provided that notwithstanding the foregoing, companies which are deemed to be Affiliates solely due to the control of such entity by a shareholder of the Company (including portfolio companies in which a shareholder of the Company holds an investment) shall not be deemed to be Affiliates of the Company.

(c) “Business Day” means any day other than a Saturday, Sunday or other day on which the national or state banks located in the State of Georgia are authorized to be closed.

(d) “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

i. the date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the total voting power of the Company’s then outstanding voting stock;

ii. the date of the consummation of (A) a merger, consolidation or reorganization of the Company (or similar transaction involving the Company), in which the holders of the stock of the Company outstanding immediately prior to the transaction do not have voting control over more than fifty percent (50%) of the voting securities of the surviving corporation immediately after such transaction, or (B) the sale or disposition of all or substantially all the assets of the Company; or

iii. the date there shall have been a change in a majority of the Board within a 12-month period unless the nomination for election by the Company’s shareholders of each new Director was approved by the vote of two-thirds of the members of the Board (or a committee of the Board, if nominations are approved by a Board committee rather than the Board) then still in office who were in office at the beginning of the 12-month period; provided, however, that notwithstanding any of the foregoing, any business combination with the Company pursuant to an acquisition agreement (including without limitation any merger agreement or purchase agreement) executed at any time prior to December 31, 2020 shall not be deemed to be a Change in Control.

Schedule 1, Pg. 1

(e) “Competitive Activity” means the design, development, manufacturing, production, marketing, distribution and/or sale or provision of, or the provision of consulting services related to, products or services that are substantially similar to, identical to, or are otherwise competitive with those offered by the Company during the twelve (12) month period prior to the termination date of Employee’s employment hereunder, including, without limitation, the design, development, manufacturing, production, marketing, distribution and/or sale or provision of, or the provision of consulting services related to, (i) PHA, Levan or other products that are compostable and/or biodegradable substitutes for non-biodegradable plastics and (ii) the reactive extrusion of PHA, Levan or other products that are compostable and/or biodegradable substitutes for non-biodegradable plastics.

(f) “control” “controlling” “controlled” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(g) “Customer” means any Person that is now, or during the Noncompete Period becomes, a customer of the Company or any Business Affiliate with whom Employee had a business relationship.

(h) “Levan” means levan polysaccharide.

(i) “Person” means an individual (including Employee), a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

(j) “PHA” means polyhydroxyalkanoate.

(k) “Prohibited Territory” means North America, South America, Europe, Asia, Australia and Africa.

(l) “Subsidiary” means, with respect to any specified Person, any other Person of which (or in which) such specified Person will, at the time, directly or indirectly through one or more subsidiaries, (a) own at least 50% of the outstanding capital stock or equity interests having ordinary voting power to elect a majority of the board of directors or other similar governing body, (b) hold at least 50% of the interests in the capital or profits, (c) hold at least 50% of the beneficial interest (in the case of any such Person that is a trust or estate), or (d) be a general partner (in the case of a partnership) or a managing member (in the case of a limited liability company).

Schedule 1, Pg. 2

EXHIBIT A

Employee Assignment Agreement

(see attached)

Ex. A, Page 1